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COGNEX CORPORATION
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COGNEX CORPORATION

NOTICE OF SPECIAL MEETING IN LIEU OF
THE 2011 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 27, 2011

To the Shareholders:

A Special Meeting of the Shareholders of COGNEX CORPORATION in lieu of the 2011 Annual Meeting of Shareholders will be held on Wednesday, April 27, 2011, at 9:00 a.m., local time, at the Company’s headquarters at One Vision Drive, Natick, Massachusetts, for the following purposes:

1.	To elect three Directors to serve for a term of three years and to elect one Director to serve for a term of two years, all as more fully described in the proxy statement for the meeting.

2. To cast a non-binding advisory vote on executive compensation (“say-on-pay”).

3. To cast a non-binding advisory vote on the frequency of “say-on-pay” votes.

4.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2011.

5.	To consider and act upon any other business which may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 4, 2011 as the record date for the meeting. All shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

The proposal for the election of Directors relates solely to the election of four Directors nominated by the Board of Directors and does not include any other matters relating to the election of Directors, including, without limitation, the election of Directors nominated by any shareholder of Cognex Corporation.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY COMPLETING AND RETURNING A PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

Anthony J. Medaglia, Jr., Secretary

Natick, Massachusetts
March 18, 2011

Important

Please note that due to security procedures, you may be required to show a form of picture identification to gain access to the Company’s headquarters. Please contact the Cognex Department of Investor Relations at (508) 650-3000 if you plan to attend the meeting.

PROXY STATEMENT

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Cognex Corporation for use at the Special Meeting in lieu of the 2011 Annual Meeting of Shareholders to be held on Wednesday, April 27, 2011, at 9:00 a.m., local time, at our headquarters at One Vision Drive, Natick, Massachusetts 01760, and at any adjournments or postponements of that meeting. Our telephone number is (508) 650-3000.

This proxy statement is first being made available to our shareholders on or about March 18, 2011.

VOTING PROCEDURES

Voting and Quorum

The holders of a majority in interest of our common stock outstanding on the record date for the meeting are required to be present in person or be represented by proxy at the meeting in order to constitute a quorum for the transaction of business. The election of a nominee for Director will be decided by a plurality of the votes cast. Votes may be cast for or withheld from each nominee. Other matters presented at the meeting require the favorable vote of a majority of the votes cast on the matter. We count both abstentions and broker “non-votes” as present for the purpose of determining the existence of a quorum for the transaction of business. However, for the purpose of determining the number of shares voting on a particular proposal, we do not count abstentions and broker “non-votes” as votes cast or shares voting. A broker “non-vote” refers to shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter.

Record Date and Voting Securities

Only shareholders of record at the close of business on March 4, 2011 are entitled to receive notice of and to vote at the meeting. We refer to this date as the “record date” for the meeting. As of the close of business on the record date, there were 41,458,555 shares of our common stock outstanding and entitled to vote. Each outstanding share of our common stock entitles the record holder to one vote.

Proxies

Our Board of Directors requests that you submit the proxy card accompanying this proxy statement for use at the meeting. Please complete, date, sign and submit the proxy card as instructed. In addition, you may vote your shares by telephone or via the Internet by following the instructions included on the proxy card. The Internet and telephone voting facilities for shareholders of record will close at 1:00 a.m., Eastern Time, on April 27, 2011.

Our Board recommends an affirmative vote on Proposals 1, 2 and 4 specified in the notice for the meeting and a vote in accordance with the Board’s recommendation on Proposal 3. Proxies will be voted as specified. If your proxy is properly submitted, it will be voted in the manner that you direct. If you do not specify instructions with respect to any particular matter to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations as set forth in this proxy statement.

You may revoke your proxy at any time before your proxy is voted at the meeting by:

•	giving written notice of revocation of your proxy to the Secretary of Cognex;

•	completing and submitting a new proxy card relating to the same shares and bearing a later date;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven Directors and is divided into three classes, with one class being elected each year for a term of three years. We are proposing that Robert J. Shillman, Jerald G. Fishman and Theodor Krantz be elected to serve terms of three years and in each case until their successors are duly elected and qualified or until they sooner die, resign or are removed. Dr. Shillman, who is currently serving a term as Director ending in 2013, previously indicated his desire to stand for re-election by the shareholders generally on an annual basis. As such, he is being nominated to serve in the class of Directors being nominated for re-election at the meeting.

In addition, the Board has approved an increase in the size of the Board of Directors to eight members, and has nominated Robert J. Willett to fill the vacancy created by such increase. Mr. Willett would be elected to serve in the class of Directors whose terms expire at the 2013 Annual Meeting of Shareholders (or special meeting in lieu thereof) and until his successor has been duly elected and qualified or until his earlier death, resignation or removal.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ROBERT J. SHILLMAN, JERALD G. FISHMAN, THEODOR KRANTZ AND ROBERT J. WILLETT.

The persons named in the accompanying proxy will vote, unless authority is withheld, “FOR” the election of the nominees named above. Our Board of Directors anticipates that each of the nominees, if elected, will serve as a Director. If any nominee is unable to accept election, the persons named in the accompanying proxy will vote for such substitute as our Board of Directors may recommend. Should our Board not recommend a substitute for any nominee, then the proxy will be voted for the election of the remaining nominees. There are no family relationships between any Director and executive officer of Cognex or its subsidiaries.

Information Regarding Directors

Set forth below is certain information furnished to us by the Director nominees and by each of the incumbent Directors whose terms will continue after the meeting. The biographical description below for each Director includes his age, all positions he holds with Cognex, his principal occupation and business experience over the past five years, and the names of other publicly-held companies for which he currently serves as a director or has served as a director during the past five years.

The biographical description below for each Director nominee also includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of Cognex. The biographical description of each Director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Board did not currently evaluate whether these Directors should serve as directors, as the terms for which they have been previously elected continue beyond the meeting. In addition to such specific information, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. In addition, they have each demonstrated business acumen and an ability to exercise sound judgment as well as a commitment of service to Cognex and, to the extent applicable, our Board.

Our Board of Directors has determined that all of the Director nominees and incumbent Directors listed below are “independent” as such term is defined in the applicable listing standards of the NASDAQ Stock Market LLC (Nasdaq), except for Dr. Shillman and Mr. Willett, who are executive officers of Cognex, and Mr. Alias, who is a non-executive employee of Cognex.

The positions of Chairman of the Board and Chief Executive Officer were occupied by one individual, Dr. Shillman, during 2010. Our Board of Directors believes that having Dr. Shillman in these two roles has served our company well in the past as Dr. Shillman’s three decades of experience in the machine vision industry and his significant ownership interest in Cognex uniquely qualified him to serve as both Chairman and Chief Executive Officer. In his combined role, Dr. Shillman set the strategic direction for our company and provided day-to-day leadership, and he also set the agenda for Board meetings and presided over all meetings of the full Board. We believe that this structure of having Dr. Shillman serve both as Chairman and an executive officer of Cognex will continue to promote unified leadership and direction for the Board and management that, together with having a Lead Independent Director as described below, assists the Board in the administration of its risk oversight responsibilities discussed in this proxy statement.

Because Dr. Shillman has served, and continues to serve, as an executive officer of Cognex, our Board has appointed Anthony Sun to serve in the role of Lead Independent Director. As Lead Independent Director, Mr. Sun presides at all meetings of our Board of Directors at which the Chairman is not present, and he chairs the executive sessions of independent Directors, who regularly meet in executive sessions at which only independent Directors are present. Mr. Sun may also provide input regarding meeting agendas and bear such further responsibilities as our Board may designate from time to time. Jerald G. Fishman previously served in the role of Lead Independent Director until the appointment of Mr. Sun in April 2010.

Nominated for a term ending in 2014:

Jerald G. Fishman, 65, has served as a director since 1998. Mr. Fishman has held various management positions at Analog Devices, Inc. since 1971. He has been President and Chief Executive Officer of Analog Devices, Inc. since 1996, and previously served as President and Chief Operating Officer of Analog Devices, Inc. from 1991 to 1996. Mr. Fishman currently serves, and has served for the past nineteen years as a member of the Board of Directors of Analog Devices, Inc. and for the past ten years as a member of the Board of Directors of Xilinx, Inc. We believe Mr. Fishman’s qualifications to sit on our Board of Directors include his four decades of experience in the high-technology and semiconductor industries, including his twenty years of experience as President of a semiconductor company.

Theodor Krantz, 68, has served as a director since 2007. Mr. Krantz has been President of Airmar Technology Inc. since 1999. From 1984 to 1999, he served as President, and later Chief Executive Officer, of Velcro Industries. Mr. Krantz also serves, and has served for more than ten years, as a member of the Board of Directors and Audit Committees of Hitchiner Manufacturing Company and Control Air, Inc. Mr. Krantz holds a B.A. from Princeton University, and an M.B.A. from Harvard Business School. We believe Mr. Krantz’s qualifications to sit on our Board of Directors include his extensive executive leadership experience and his accounting and financial management expertise.

Robert J. Shillman, 64, the founder of Cognex, has served as Chairman of the Board of Directors since 1981. Dr. Shillman was Chief Executive Officer of Cognex from 1981 through March 2011. During the past five years, Dr. Shillman has not served as a member of the Board of Directors of another public company or registered investment company. We believe Dr. Shillman’s qualifications to sit on our Board of Directors include his three decades of experience in the machine vision industry, and his executive leadership experience from serving as our Chairman and Chief Executive Officer during all of those years.

Nominated for a term ending in 2013:

Robert J. Willett, 43, joined Cognex in June 2008 as the President of the Modular Vision Systems Division (MVSD). In January 2010, Mr. Willett was promoted to President and Chief Operating Officer, and in March 2011, he became our Chief Executive Officer. Mr. Willett came to Cognex from Danaher Corporation, a diversified manufacturer of industrial controls and technologies, where he served as Vice President of Business Development and Innovation for the Product Identification Business Group. Prior to that, Mr. Willett was President of Videojet Technologies, a leader in coding and marking products, which is a subsidiary of Danaher. Mr. Willett also served as Chief Executive Officer of Willett International Ltd., a privately-owned coding and marking company which was sold to Danaher in 2003 and merged with Videojet. During the past five years, Mr. Willett has not served as a member of the Board of Directors of another public company or registered investment company. He holds a Bachelor of Arts degree from Brown University and a Masters in Business Administration from Yale University. We believe Mr. Willett’s qualifications to sit on our Board of Directors include his experience in the machine vision industry, his executive leadership experience, and his knowledge of our company through his various management roles.

Serving a term ending in 2013:

Jeffrey B. Miller, 54, has served as a director since 2010. Mr. Miller is the former President of Markem Corporation, a leading global provider of product identification solutions, where he spent a 27-year career. In 2006, he managed the sale of the then-private company to Dover Corporation. Since 2008, Mr. Miller has been an independent consultant working with community-based companies, and serves as a member of the Boards of Directors of several private companies. Mr. Miller has served on numerous non-profit boards and local government agencies and commissions. He holds an A.B. from Dartmouth College, and an M.B.A. from Harvard University. We believe Mr. Miller’s qualifications to sit on our Board of Directors include his industry and executive leadership experience.

Anthony Sun, 58, has been a director since 1982.  Mr. Sun was a general partner since 1980, and a managing general partner since 1997, of Venrock Associates, a venture capital partnership, until his retirement in December 2009. Mr. Sun also serves as a member of the Boards of Directors of several private companies. During the past five years, he served as a member of the Board of Directors of Phoenix Technologies Ltd. We believe Mr. Sun’s qualifications to sit on our Board of Directors include his executive experience, his expertise in the high-technology industry, and the deep understanding of our company that he has acquired over twenty-eight years of service on our Board.

Serving a term ending in 2012:

Patrick A. Alias, 65, has served as a director since 2001. Mr. Alias has served as Senior Vice President of Cognex since April 2005, and previously was Executive Vice President from 1991 through April 2005. Prior to joining Cognex, Mr. Alias spent over 20 years in various high technology management positions in Europe, Japan and the United States. He holds Master’s Degrees in Electronics, Mathematics, and Economics from IEP in Europe, and is a graduate of the Advanced Management Program of the Harvard Business School. During the past five years, Mr. Alias has not served as a member of the Board of Directors of another public company or registered investment company. We believe Mr. Alias’s qualifications to sit on our Board of Directors include his four decades of experience working with high-technology companies, including nearly fifteen years as our company’s Executive Vice President of Worldwide Sales and Marketing, as well as his extensive management experience.

Reuben Wasserman, 81, has served as a director since 1990. Mr. Wasserman has been an independent business consultant serving high-technology corporations and venture capital firms, and has served on numerous boards, since 1985. Prior to 1985, he was Vice President of Strategic Planning for Gould Electronics, Inc. Mr. Wasserman also serves as a member of the Board of Overseers of Lahey Clinic and the Advisory Council Board of Scripps Florida Research Institution. During the past five years, Mr. Wasserman served as a member of the Board of Directors of AMR, Inc. and the Advisory Board for the Threshold Program at Lesley University. We believe Mr. Wasserman is qualified to sit on our Board of Directors based on his years of experience providing strategic advisory services.

Director Attendance

During 2010, there were eight meetings of our Board of Directors. All of the Directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors held in 2010, and the total number of meetings held by committees of the Board on which they served during 2010. Our Directors are strongly encouraged to attend the annual meeting of shareholders or the special meeting in lieu of the annual meeting; however, we do not have a formal policy with respect to attendance at that meeting. All of our Directors attended the Special Meeting in lieu of the 2010 Annual Meeting of Shareholders held on April 22, 2010.

Compensation of Directors

The following table sets forth the compensation earned by or awarded to each Director who served on our Board of Directors in 2010, other than Dr. Shillman. Details of Dr. Shillman’s compensation are set forth under the heading “Executive Compensation — Summary Compensation Table.”

Director Compensation Table — 2010

	Fees Earned
	or Paid in	Option	All Other	Total
Name	Cash	Awards (1)(2)	Compensation (3)	Compensation

Patrick A. Alias	$0	$51,788	$186,686	$238,474
Jerald G. Fishman	$34,000	$51,788	$0	$85,788
Theodor Krantz	$42,000	$51,788	$0	$93,788
Jeffrey B. Miller (4)	$31,500	$138,100	$0	$169,600
Edward J. Smith (5)	$450	$0	$0	$450
Anthony Sun	$29,000	$51,788	$0	$80,788
Reuben Wasserman	$35,450	$51,788	$0	$87,238

(1)	Represents the aggregate grant date fair value of options granted to each Director in 2010 but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Each Director, other than Messrs. Miller and Smith and Dr. Shillman, was granted options in 2010 to purchase 7,500 shares of our common stock at an exercise price of $17.76 per share on June 11, 2010. These options have a ten-year term and vest in four equal annual installments commencing on June 11, 2011. Mr. Miller was granted options to purchase 20,000 shares of our common stock at an exercise price of $20.25 per share on August 3, 2010, in conjunction with joining the Board. These options have a ten-year term and vest in four equal annual installments commencing on August 3, 2011. The methodology and assumptions used to calculate the grant date fair value are described in Note 13, “Stock-Based Compensation” beginning on page 70 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The grant date fair value is recognized by Cognex as an expense for financial reporting purposes over the service-based vesting period.

(2)	Each Director other than Dr. Shillman had the following unexercised options outstanding at December 31, 2010: Mr. Alias, options to purchase 43,850 shares; Mr. Fishman, options to purchase 31,250 shares; Mr. Krantz, options to purchase 41,750 shares; Mr. Miller, options to purchase 20,000 shares; Mr. Sun, options to purchase 39,250 shares; and Mr. Wasserman, options to purchase 39,250 shares. No stock option grants to the Directors listed above were forfeited in 2010 except that Mr. Smith forfeited 8,813 option shares when his term on our Board of Directors expired on April 22, 2010.

(3)	Amounts listed in this column include salary of $90,346 and a bonus under our annual bonus program of $90,000, both of which were earned by Mr. Alias during 2010 in his capacity as a non-executive employee of Cognex, and insurance premiums of $6,340 paid by Cognex for the benefit of Mr. Alias, which all Cognex employees are eligible to receive.

(4)	Mr. Miller was appointed to our Board of Directors on July 29, 2010.

(5)	Mr. Smith’s term expired on April 22, 2010, and he was not nominated by the Board of Directors for re-election.

Cognex paid each Director (other than Dr. Shillman and Mr. Alias) fees for his services on our Board of Directors and its committees. The 10% reduction in the amounts paid to each of our non-employee Directors, which was instituted in 2009 as part of our cost-cutting efforts, was reinstated effective April 22, 2010. For 2010, the elements of compensation for our non-employee Directors were as follows:

•	an annual retainer of $6,750 if the first board meeting attended was before April 22, 2010 and $7,500 if the first board meeting attended was on or after April 22, 2010;

•	a Board meeting fee of $4,050 for each meeting attended in person before April 22, 2010 and $4,500 for each meeting attended in person on or after April 22, 2010, or a fee of $450 for each meeting attended via telephone before April 22, 2010 and $500 for each meeting attended via telephone on or after April 22, 2010;

•	an annual fee of $1,800 for serving on the Compensation/Stock Option Committee;

•	a Compensation/Stock Option Committee meeting fee of $450 for each meeting attended before April 22, 2010 and $500 for each meeting attended on or after April 22, 2010 if the meeting was on a day other than that of a Board meeting;

•	an annual fee of $4,500 for serving on the Audit Committee;

•	an annual fee of $2,700 for serving as Chairman of the Audit Committee;

•	an Audit Committee meeting fee of $1,350 for each meeting attended in person before April 22, 2010 and $1,500 for each meeting attended in person on or after April 22, 2010, or a fee of $450 for each telephonic meeting attended if the meeting was before April 22, 2010 and $500 if the telephonic meeting was on or after April 22, 2010, if the meeting was held on a day other than that of a Board meeting; and

•	an annual fee of $450 for serving on our Nominating and Corporate Governance Committee.

Dr. Shillman, who was our Chief Executive Officer in 2010, received no compensation to serve on our Board of Directors, and Mr. Alias, who is a non-executive employee of Cognex, received no additional cash compensation in 2010 to serve on the Board.

Each Director, other than Messrs. Miller and Smith and Dr. Shillman, was granted options in 2010 to purchase 7,500 shares of our common stock. Each option vests in four equal annual installments commencing on June 11, 2011. The exercise price for the option grants was $17.76, which was the closing price of our common stock as reported by Nasdaq on the date of grant. Mr. Miller was granted options to purchase 20,000 shares of our common stock at an exercise price of $20.25 per share on August 3, 2010, in conjunction with joining the Board on July 29, 2010. These options have a ten-year term and vest in four equal annual installments commencing on August 3, 2011.

Certain Legal Proceedings

In May 2008, Mr. Fishman and Analog Devices, Inc. (Mr. Fishman is the President and Chief Executive Officer of Analog Devices) settled an inquiry by the Securities and Exchange Commission (SEC) into Analog Devices’ stock option granting practices by agreeing to the entry of an administrative cease and desist order without admitting or denying wrongdoing. Under the order, Mr. Fishman agreed to cease and desist from committing or causing any violations of Sections 17(a)(2) and (3) of the Securities Act of 1933, paid a civil money penalty, and made a disgorgement payment with respect to certain stock options received in prior years.

Communications to Directors

Shareholders who wish to communicate with our Board of Directors or with a particular Director may send a letter to the Secretary of Cognex Corporation at One Vision Drive, Natick, Massachusetts 01760. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter should clearly state whether the intended recipients are all members of our Board or certain specified individual Directors. The Secretary will make copies of all such letters and circulate them to the appropriate Director or Directors.

The Board’s Role in Risk Oversight

The role of our Board of Directors in our company’s risk oversight process includes receiving regular reports from management on areas of material risk to our company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within our company so that it can understand our risk identification, risk management and risk mitigation strategies. When a Committee receives the report, the Chairman of the relevant Committee reports on the discussion to the full Board. This enables the Board and its Committees to coordinate the risk oversight role. Our Board of Directors also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions, and regular periodic reports from our company’s independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal controls and financial reporting. As part of its charter, the Audit Committee discusses with management and our independent registered public accounting firm significant risks and exposures and the steps management has taken to minimize those risks.

COMMITTEES OF THE BOARD OF DIRECTORS

Compensation/Stock Option Committee

Our Board of Directors has a Compensation/Stock Option Committee whose members are Jerald G. Fishman, Anthony Sun, and Reuben Wasserman, Chairman. Theodor Krantz served as a member of the Compensation/Stock Option Committee through December 2010, at which time he was replaced by Mr. Sun. Each member of the Compensation/Stock Option Committee is “independent” as such term is defined in the applicable listing standards of Nasdaq. The Compensation/Stock Option Committee has a written charter, which is available on our website at www.cognex.com under “Company and News — Investor Information — Corporate Governance.”

In accordance with its written charter, the Compensation/Stock Option Committee:

•	discharges the Board’s responsibilities relating to compensation of Cognex’s executives, including the determination of the compensation of our Chief Executive Officer and other executive officers;

•	oversees our overall compensation structure, policies and programs;

•	administers our stock option and other equity-based plans;

•	reviews and makes recommendations to the Board regarding the compensation of our Directors; and

•	is responsible for producing the annual report included in this proxy statement.

Our Chief Executive Officer, other Cognex executives, and the Cognex Human Resources department support the Compensation/Stock Option Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding Cognex’s compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation/Stock Option Committee on an annual basis regarding salary increases, potential bonuses, and stock option grants for each of our other executive officers. Our Chief Executive Officer also has been delegated the authority to approve stock option grants of less than 20,000 shares to non-executive employees of Cognex.

The Compensation/Stock Option Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation/Stock Option Committee typically does not retain compensation consultants, but may utilize independent third-party benchmarking surveys acquired by Cognex.

The agenda for meetings of the Compensation/Stock Option Committee is determined by its Chairman in consultation with the other members of the Committee and management. Committee meetings are regularly attended by the Chief Executive Officer, except when his compensation is being discussed, and may also include other executives at the invitation of the Committee. The Compensation/Stock Option Committee also meets in executive session as appropriate. The Compensation/Stock Option Committee met six times in 2010.

The Chairman reports the actions and determinations of the Compensation/Stock Option Committee to the full Board on a regular basis. The full Board determines the compensation of our Directors, after considering any recommendations of the Compensation/Stock Option Committee.

The “Compensation Discussion and Analysis” section of this proxy statement provides further information regarding the processes and procedures of the Compensation/Stock Option Committee for establishing and overseeing our executive compensation programs.

Audit Committee

Our Board of Directors also has an Audit Committee whose members are Jeffrey B. Miller, Reuben Wasserman and Theodor Krantz, Chairman. Former Director, Edward J. Smith, served on the Audit Committee through April 2010. In addition, Mr. Sun served on the Audit Committee from February through July 2010, at which time he was replaced by Mr. Miller. Each Director who served on the Audit Committee during 2010 is “independent” as such term is defined in the applicable listing standards of Nasdaq and rules of the SEC. The Board of Directors has also determined that all members of the Audit Committee are financially literate, and that Theodor Krantz qualifies as an “audit committee financial expert” under the rules of the SEC.

For 2010, among other functions, the Audit Committee reviewed with our independent registered public accounting firm the scope of the audit for the year, the results of the audit when completed and the independent registered public accounting firm’s fees for services performed. The Audit Committee also appointed the independent registered public accounting firm and reviewed with management various matters related to our internal controls. The Audit Committee has a written charter, which is available on our website at www.cognex.com under “Company and News — Investor Information — Corporate Governance.” During 2010, the Audit Committee held eight meetings.

Nominating and Corporate Governance Committee

Our Board of Directors has a Nominating and Corporate Governance Committee whose members are Jerald G. Fishman, Reuben Wasserman and Anthony Sun, Chairman. Former Director Smith also served on the Nominating and Corporate Governance Committee through April 2010, at which time he was replaced by Mr. Sun. Each Director who served on the Nominating and Corporate Governance Committee during 2010 is “independent” as such term is defined in the applicable listing standards of Nasdaq. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board nominees for election as directors at each annual meeting of shareholders and when vacancies in the

Board occur for any reason. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines to assist and guide the Board in the exercise of its responsibilities, periodically reviewing these guidelines and recommending changes deemed appropriate, and coordinating any evaluations of the Board and its committees.

The Nominating and Corporate Governance Committee’s written charter, as amended, and our company’s corporate governance guidelines are available on our website at www.cognex.com under “Company and News — Investor Information — Corporate Governance.” During 2010, there were two meetings of the Nominating and Corporate Governance Committee.

When considering a potential candidate for membership on our Board of Directors, the Nominating and Corporate Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other Directors and management, in collectively serving the long-term interests of our shareholders. Each nominee is expected to be personable and support our “Work Hard, Play Hard and Move Fast” culture. And, each nominee is expected to have direct and significant experience in one or more industries or markets in which our company does, or plans to do, business, and/or significant senior-level management experience in functions or roles which are helpful to our company, such as, for example, finance, accounting, engineering, manufacturing, and sales and marketing.

In addition to the minimum qualifications set forth for each nominee above, when considering potential candidates for our Board of Directors, the Nominating and Corporate Governance Committee seeks to ensure that the Board of Directors is comprised of a majority of independent Directors, that the committees of the Board are comprised entirely of independent Directors, and that at least one member of the Audit Committee qualifies as an “audit committee financial expert” under SEC rules. The Nominating and Corporate Governance Committee may also consider any other standards that it deems appropriate. Although there is no specific policy regarding diversity in identifying director nominees, both the Nominating and Corporate Governance Committee and the Board seek the talents and backgrounds that would be most helpful to Cognex in selecting director nominees. In particular, the Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

In practice, the Nominating and Corporate Governance Committee generally will evaluate and consider all candidates recommended by our Directors, officers and shareholders. The Nominating and Corporate Governance Committee intends to consider shareholder recommendations for Directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee did not receive any shareholder nominations for Director with respect to the meeting.

On July 29, 2010, upon the recommendation of the Nominating and Corporate Governance Committee, Mr. Miller was appointed to our Board of Directors. Mr. Miller was initially recommended to the Nominating and Corporate Governance Committee for election to the Board by Dr. Shillman. In early 2011, the Nominating and Corporate Governance Committee met and recommended the Director nominees for election at the meeting.

Shareholders who wish to submit Director candidates for consideration as nominees for election at our 2012 Annual Meeting of Shareholders should send such recommendations to the Secretary of Cognex Corporation at our executive offices on or before November 19, 2011. These recommendations must include:

•	the name and address of record of the shareholder;

•	a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, or the Exchange Act;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding ten full fiscal years of the proposed Director candidate;

•	a description of the qualifications and background of the proposed Director candidate which addresses the minimum qualifications described above and any other criteria for Board membership approved by the Board from time to time;

•	a description of all arrangements or understandings between the shareholder and the proposed Director candidate; and

•	the consent of the proposed Director candidate to be named in the proxy statement, to serve as a Director if elected at such meeting, and to give our company the authority to carry out a detailed and thorough investigation of his/her educational, professional, financial and personal history.

Shareholders must also submit any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information under the heading “Additional Information — Deadlines for Submission of Shareholder Proposals.”

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows as of March 4, 2011, any person who is known by us to be the beneficial owner of more than five percent of our common stock. For purposes of this proxy statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise has or shares the power to vote such security or to dispose of such security.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class(1)

Royce & Associates, LLC	5,009,890	(2)	12.1%
745 Fifth Avenue
New York, NY 10151
Robert J. Shillman	3,225,350	(3)	7.8%
Cognex Corporation
One Vision Drive
Natick, MA 01760
BlackRock, Inc.	2,925,544	(4)	7.1%
40 East 52nd Street
New York, NY 10022
Barrow, Hanley, Mewhinney & Strauss, LLC	2,179,735	(5)	5.3%
2200 Ross Avenue, 31st Floor
Dallas, TX 75201-2761

(1)	Percentages are calculated on the basis of 41,458,555 shares of our common stock outstanding as of March 4, 2011. The total number of shares outstanding used in this calculation also assumes that the currently exercisable options or options which become exercisable within 60 days of March 4, 2011 held by the specified person are exercised but does not include the number of shares of our common stock underlying options held by any other person.

(2)	Information regarding Royce & Associates, LLC is based solely upon a Schedule 13G filed by Royce & Associates with the SEC on January 12, 2011, which indicates that Royce & Associates held sole voting and dispositive power over 5,009,890 shares. Per the Schedule 13G, these shares were held in various accounts managed by Royce & Associates, with the interest of one account, Royce Premier Fund, amounting to 2,957,717 shares.

(3)	Except as noted below, Dr. Shillman held sole voting and dispositive power over the shares listed. Includes 149,750 shares which Dr. Shillman has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 4, 2011. Also includes 700 shares held by Dr. Shillman’s wife and 7,000 shares held by Dr. Shillman’s children, which Dr. Shillman may be deemed to beneficially own but as to which he disclaims beneficial ownership.

(4)	Information regarding BlackRock, Inc. is based solely upon a Schedule 13G filed by BlackRock with the SEC on February 3, 2011, which indicates that BlackRock held sole voting and dispositive power over 2,925,544 shares.

(5)	Information regarding Barrow, Hanley, Mewhinney & Strauss, LLC is based solely upon a Schedule 13G filed by Barrow Hanley with the SEC on February 11, 2011, which indicates that Barrow Hanley held sole voting power over 891,835 shares, shared voting power over 1,287,900 shares, and sole dispositive power over 2,179,735 shares.

Security Ownership of Directors and Executive Officers

The following information is furnished as of March 4, 2011, with respect to our common stock beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by each of our Directors, each Director nominee, each of the “named executive officers” (as described below) and by all of our Directors and executive officers as a group. Unless otherwise indicated, the individuals named held sole voting and investment power over the shares listed below. The address for each individual is c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

	Amount and
	Nature of
	Beneficial	Percent
Name	Ownership(1)	of Class(2)

Robert J. Shillman	3,225,350 (3)	7.8%
Anthony Sun	118,787	*
Robert J. Willett	67,500	*
Patrick A. Alias	31,099	*
Richard A. Morin	30,126	*
Reuben Wasserman	26,499	*
Theodor Krantz	23,999	*
Jerald G. Fishman	18,499	*
Jeffrey B. Miller	200 (4)	*
All Directors and Executive Officers as a group (9 persons)	3,542,059 (5)	8.5%

*	Less than 1%

(1)	Includes the following shares which the specified individual has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 4, 2011: Dr. Shillman, 149,750 shares; Mr. Sun, 26,499 shares; Mr. Willett, 67,500 shares; Mr. Alias, 31,099 shares; Mr. Morin, 29,122 shares; Mr. Wasserman, 26,499 shares; Mr. Krantz, 23,999 shares; and Mr. Fishman, 18,499 shares.

(2)	Percentages are calculated on the basis of 41,458,555 shares of our common stock outstanding as of March 4, 2011. The total number of shares outstanding used in this calculation also assumes that the currently exercisable options or options which become exercisable within 60 days of March 4, 2011 held by the specified person are exercised but does not include the number of shares of our common stock underlying options held by any other person.

(3)	See Footnote (3) under “Security Ownership of Certain Beneficial Owners.”

(4)	Mr. Miller has shared voting and investment power with respect to 200 shares owned jointly with his spouse.

(5)	Includes 372,967 shares which certain Directors and executive officers have the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 4, 2011.

COMPENSATION POLICIES AND PROCEDURES

Cognex’s approach to compensation and performance management is to provide a competitive total compensation package with periodic reviews to encourage ongoing high-quality performance. We strive to hire, retain and promote talented individuals based on their achievements, to reward employees based on their overall contribution to the success of our company, and to motivate employees to continue increasing shareholder value.

In addition to salary, total compensation may include overtime pay, commissions, stock options and potential bonuses depending on the employee’s job and level within the organization. Total compensation also includes benefits consistent with our “Work Hard, Play Hard and Move Fast” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards, which are given annually to our top performers, and Perseverance Awards, which reward employee longevity, commitment, and loyalty. Other benefits available to all employees include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee of our Board of Directors oversees the compensation program for all Cognex employees. The Committee has discussed the concept of risk as it relates to our compensation program and does not believe that our compensation program is structured to encourage excessive or inappropriate risk taking for the following reasons:

•	Compensation consists of both fixed and variable components. The fixed portion (i.e. base salary) provides a steady income to our employees regardless of the performance of our company or stock price. The variable portion (i.e. annual company bonus and stock option awards) is based upon company and stock price performance. This mix of compensation is designed to motivate our employees, including our named executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.

•	For the variable portion of compensation, the company bonus is an annual program and is focused on profitability, while the stock option program generally grants awards that have a four year service-based vesting period and is focused on stock price performance. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other.

For example, focusing solely on profitability would be detrimental to our company over the long term, ultimately harming our stock price and the value of stock options. In addition, we prohibit short selling of Cognex stock by our employees and all hedging transactions involving Cognex stock by our Board of Directors and certain employees who have regular access to material non-public information, including our named executive officers, so that they cannot insulate themselves from the effects of poor stock performance.

•	In order for any employee, including our named executive officers, to be eligible for a company bonus, our company must first achieve a certain level of profitability that is established annually by the Compensation/Stock Option Committee (we refer to this metric as “operating margin”). We believe that focusing on profitability rather than other measures encourages a balanced approach to company performance and emphasizes consistent behavior across the organization.

•	Our annual bonus program is capped, which we believe mitigates excessive risk taking by limiting bonus payouts even if our company dramatically exceeds its operating margin target.

•	Our annual bonus program has been structured around attaining a certain level of profitability for many years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

•	The calculation of our operating margin target is defined annually by our Compensation/Stock Option Committee and is designed to keep it from being susceptible to manipulation by any employee, including our named executive officers. We have a Code of Business Conduct and Ethics that covers, among other things, accuracy of books and records. And, pre-dating this code is our company’s ten corporate values, which include integrity, that are the basis for ensuring we maintain the highest ethical standards in all that we do.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation program for our named executive officers utilizes a combination of base salaries, annual bonuses and stock option awards. Our philosophy is to pay our named executive officers a base salary that is in the mid-range of benchmarks from the Radford Executive Compensation Report, which is an independent third-party survey of compensation practices by companies in the high-technology industry; to establish a potential annual bonus that is market competitive; and to grant stock options in a manner that aligns the interests of our named executive officers with those of our shareholders.

Total compensation for our named executive officers also includes other benefits that are available to all Cognex employees generally. This includes Perseverance Awards (which reward employee longevity, commitment, and loyalty), company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee, which consists entirely of independent directors, reviews and approves all compensation for our named executive officers, using its judgment and experience in determining the mix of compensation. The Committee views salary and bonuses as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option awards as a reward for increasing shareholder value and improving corporate performance over the long-term. The Compensation/Stock Option Committee also believes that the stock option program promotes the retention of talented employees.

Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Cognex’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

In its deliberations of compensation for our named executive officers, the Compensation/Stock Option Committee considers the following:

•	the levels of responsibility associated with each executive’s position;

•	the past performance of the individual executive;

•	the extent to which any individual, departmental or company-wide goals have been met;

•	the overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions; and

•	the recommendations of our Chief Executive Officer with respect to the salary increases, potential bonuses and stock option grants for the executive officers other than himself.

The Compensation/Stock Option Committee also considers ways to maximize deductibility of executive compensation under U.S. tax laws, while retaining the discretion of the Compensation/Stock Option Committee as is appropriate to compensate executive officers at levels commensurate with their responsibilities and achievements.

Neither Cognex nor the Compensation/Stock Option Committee typically uses compensation consultants other than independent third-party benchmarking surveys of annual compensation paid by companies in the high-technology industry, such as the Radford Executive Compensation Report described above.

Base Salaries

In determining the base salaries paid to our named executive officers for the fiscal year ended December 31, 2010, the Compensation/Stock Option Committee considered, in particular, their levels of responsibility, salary increases awarded in the past, and the executive’s experience and potential. The base salary approved for each of our named executive officers for fiscal year 2010 was made based on the following criteria:

•	the Radford Executive Compensation Report’s benchmarking survey of annual compensation paid by companies in the high-technology industry that have between $250 million and $500 million of annual revenue, with our named executive officers’ salaries targeted to be at approximately the 50th percentile of their position;

•	the past performance of the individual employee; and

•	the fact that no company-wide merit increase in salary levels was approved by our Board of Directors in the fourth quarter of 2009 in conjunction with its approval of our annual budget for fiscal year 2010, due to the uncertainty of the global economy at that time and the potential implications for our business.

Based on these criteria, our named executive officers did not receive merit increases for 2010. However, the Compensation/Stock Option Committee reinstated Messrs. Willett’s and Morin’s salaries for a 10% reduction taken in 2009 as part of our company’s cost-cutting initiatives because the reduction resulted in their salaries falling well below the 50th percentile for their positions as stated in the Radford report described above. Also, Mr. Willett received a 10% salary increase in 2010 in connection with his promotion to President and Chief Operating Officer of our company. The 29% reduction made in 2009 to Dr. Shillman’s salary was not reinstated. Dr. Shillman elected to forgo his base compensation of $250,000, and, as requested by him, we donated this amount to a public charity.

Annual Company Bonuses

The Compensation/Stock Option Committee views annual company bonuses as a way to reward employees for meeting performance objectives. All Cognex employees, including our named executive officers, are eligible to participate in the bonus program except for those employees on a sales commission plan. The Compensation/Stock Option Committee approves the annual company bonus plan in conjunction with our Board of Directors’ approval of Cognex’s annual budget, which typically takes place at the end of the prior fiscal year. In order for any employee to be eligible for an annual company bonus, Cognex must first achieve financial goals set forth in the annual budget related to our budgeted non-GAAP operating income as a percentage of revenue (we refer to this metric as “operating margin”). The Compensation/Stock Option Committee determined that operating margin was an appropriate metric because the Committee believes employee performance is integral in achieving desired levels of company profitability.

Non-GAAP operating income as used in the calculation of operating margin for purposes of our bonus program is calculated by adjusting our operating income as determined in accordance with generally accepted accounting principles (GAAP) for expense related to stock options.

The Compensation/Stock Option Committee establishes a minimum level of operating margin, which must be achieved for any cash bonus to be paid to an employee. Once the minimum threshold has been achieved, each employee’s eligible bonus is calculated as follows:

•	if the actual operating margin is above the minimum threshold but below the operating margin target in the annual budget, each employee is eligible to receive a pro-rata portion of his or her target bonus;

•	if the actual operating margin is equal to the operating margin target in the annual budget, each employee is eligible to receive 100% of his or her target bonus; and

•	if the actual operating margin is above the operating margin target in the annual budget, all “exempt” employees are eligible to receive an additional amount depending upon his or her grade level and up to a maximum level approved by the Compensation/Stock Option Committee. (“Exempt” employees are those employees who receive an annual salary and are exempt from certain wage and hour laws.)

The Compensation/Stock Option Committee approves the target bonus for each employee at director level and above, which includes our named executive officers, and the amount by which each individual can participate in any increase due to company performance in excess of the operating margin target. Once the operating margin criterion is met, the amount each employee at director level and above, which includes our named executive officers, receives depends upon the achievement of individual performance goals, which are established annually. For fiscal year 2010:

•	the target bonus for Robert J. Shillman, our Chief Executive Officer, was $150,000, with the opportunity to earn 0-300% of this amount based on company performance and the achievement of individual performance goals;

•	the target bonus for Robert J. Willett, our President and Chief Operating Officer, was $165,000, with the opportunity to earn 0-250% of this amount based on company performance and the achievement of individual performance goals; and

•	the target bonus for Richard A. Morin, our Executive Vice President, Chief Financial Officer and Treasurer, was $135,000, with the opportunity to earn 0-200% of this amount based on company performance and the achievement of individual performance goals.

The Compensation/Stock Option Committee believes that the payment of an annual company bonus based upon the achievement of company and individual performance goals is an appropriate way to reward our named executive officers for meeting performance objectives while also achieving desired levels of company profitability.

The operating margin target for 2010 was consistent with our long-term financial model of 20% to 30% of revenue. The actual operating margin was 27%, which exceeded the target. As a result, each employee was eligible to receive up to 100% of his or her bonus target and all exempt employees were eligible to receive an additional amount depending upon his or her grade level and up to a maximum level approved by the Compensation/Stock Option Committee. The annual bonuses for 2010 for our named executive officers are listed under the heading “Executive Compensation — Summary Compensation Table” and were paid in February 2011. Dr. Shillman has elected to forgo his 2010 bonus, and, as requested by him, we donated this amount to a public charity.

Stock Option Awards

Cognex’s stock option program is intended to reward the majority of our exempt employees, which includes our named executive officers, for their efforts in building shareholder value and improving corporate performance over the long-term. The Compensation/Stock Option Committee views salary increases and bonuses as short-term compensation and stock option awards as long-term compensation. The Compensation/Stock Option Committee also believes that the stock option program promotes the retention of talented employees.

In determining the number of options to be granted to participating employees, including our named executive officers, the Compensation/Stock Option Committee first selects an appropriate dilution target. The Compensation/Stock Option Committee then determines a target number of options to be granted to current employees in the form of annual grants and a target number for employees hired or promoted during the year.

The Compensation/Stock Option Committee determined the targeted dilution for the 2010 annual option grants to be 2.08%. This resulted in a target stock option pool of approximately 827,000 shares on a net basis. The annual grant of options typically occurs each year in the first quarter of such year. However, the review process was delayed in 2010 and, as a result, the 2010 annual option grants were completed in the second quarter of 2010.

Option grants to our named executive officers must be approved by the Compensation/Stock Option Committee on an individual basis. In determining the number of options granted to our named executive officers in 2010, the Compensation/Stock Option Committee took into consideration options granted to each executive in previous years and the potential value which may be realized upon exercise of the options as a result of appreciation of our common stock during the option term. The options granted in 2010 to our named executive officers are consistent with the vesting schedules and expiration dates of the majority of the options granted to employees during the year. In addition to participating in the 2010 annual option grant, Mr. Willett was also granted options to purchase 200,000 shares in consideration of his promotion to President and Chief Operating Officer of our company, and Mr. Morin was also granted options to purchase 30,000 shares in consideration of his promotion to Executive Vice President.

In determining the exercise price for all options granted in 2010, including options granted to our named executive officers, the Compensation/Stock Option Committee used the fair market value of our common stock on Nasdaq on the date of grant.

Our Board of Directors has adopted a policy regarding the granting of stock options on certain fixed dates. The annual grants are predetermined to occur each year on the fourth Monday in January of such year. The options for employees hired or promoted during a month are granted on the last Monday of that month. If any such Monday falls within a designated quiet period, then the grants will instead be made on the first Monday following the completion of the quiet period. If Nasdaq is closed on the appropriate Monday as described above, then the grants will instead be made on the next day that Nasdaq is open for trading. The Compensation/Stock Option Committee retains the discretion to grant options at such other times as it may otherwise deem appropriate.

The Compensation/Stock Option Committee believes that the primary purpose of stock option awards is to align employee interests with the interests of our shareholders, and to provide our employees, including our named executive officers, with incentives to increase shareholder value over time. Change of control transactions typically represent events where our shareholders are realizing the value of their equity interests in our company. We believe it is appropriate for our Directors and named executives officers to share in this realization of shareholder value.

As such, the stock options of our Directors (including Dr. Shillman) and Messrs. Willett and Morin are subject to certain acceleration of vesting upon a “change of control.” The stock options of our Directors (including Dr. Shillman) and Mr. Morin, as well as the stock options granted to Mr. Willett in 2010, are subject to immediate vesting upon a “change of control.” In providing for the immediate vesting of Messrs. Willett’s and Morin’s options, the Compensation/Stock Option Committee noted that, given Messrs. Willett’s and Morin’s respective roles with

Cognex, it was likely that neither individual’s employment with Cognex would be continued following a change of control transaction.

In addition, certain stock options granted to Mr. Willett prior to his promotion in 2010 to President and Chief Operating Officer provide for the acceleration of vesting if the following conditions are met:

•	for the grant of 50,000 options, which become exercisable on June 17, 2013: (1) there is a “change of control” of Cognex during Mr. Willett’s fifth year of employment; and (2) Mr. Willett is not given the opportunity to remain in his role following the change of control; and

•	for the grant of 50,000 options, which become exercisable on June 17, 2014: (1) there is a “change of control” of Cognex during Mr. Willett’s sixth year of employment; and (2) Mr. Willett is not given the opportunity to remain in his role following the change of control.

We do not have a stock ownership policy for our named executive officers or members of our Board of Directors.

REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE

The Compensation/Stock Option Committee administers the compensation program for Cognex’s executive officers. The Compensation/Stock Option Committee is composed of Directors who qualify as “independent” under the applicable listing standards of Nasdaq.

The Compensation/Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and discussion, the Compensation/Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation/Stock Option Committee.

COMPENSATION/STOCK OPTION COMMITTEE

Reuben Wasserman, Chairman
Jerald G. Fishman
Anthony Sun

EXECUTIVE COMPENSATION

Summary Compensation Table — 2010

The following table sets forth the total compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our other executive officers in fiscal years 2010, 2009 and 2008 (who we refer to collectively as the “named executive officers”).

				Non-Equity
				Incentive
			Option	Plan	All Other	Total
Name and Principal Position	Year	Salary(1)	Awards(2)	Compensation(1)	Compensation(3)	Compensation

Robert J. Shillman(4)	2010	(5)	$0	(5)	$10,491	$710,491	(5)
Chairman of the Board	2009	(5)	$0	$0	$594,856	$844,856	(5)
and former Chief	2008	(5)	$482,134	(5)	$10,507	$886,741	(5)
Executive Officer
Robert J. Willett(6)	2010	$331,269	$1,880,250	$412,500	$4,644	$2,628,663
President and	2009	$255,981	$70,700	$0	$405,915	$732,596
Chief Executive Officer	2008	$123,750	$3,741,750	$17,089	$1,825	$3,884,414
Richard A. Morin(7)	2010	$270,935	$437,400	$270,000	$13,685	$992,020
Chief Financial Officer,	2009	$249,623	$30,510	$0	$288,811	$568,944
Executive Vice President,	2008	$257,038	$398,687	$27,300	$9,231	$692,256
and Treasurer

(1)	Salary and bonus amounts are presented in the year earned. The payment of such amounts may have occurred in other years.

(2)	Represents the aggregate grant date fair value of options granted to each named executive officer in 2010, 2009 and 2008, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The methodology and assumptions used to calculate the grant date fair value are described in Note 13, “Stock-Based Compensation” beginning on page 70 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The grant date fair value is recognized by Cognex as an expense for financial reporting purposes over the service-based vesting period. No stock option grants to a named executive officer were forfeited in 2010 or 2008. In 2009, Dr. Shillman forfeited 62,400 option shares and Mr. Morin forfeited 80,000 option shares because the exercise prices were well below the market price of our common stock on the grant expiration dates.

(3)	Amounts listed in this column for 2010, 2009 and 2008 that individually equal or exceed $10,000 include:

•	payments made by Cognex in 2009 for options tendered and accepted in our tender offer to purchase certain “underwater” stock options completed on December 15, 2009 as follows: Dr. Shillman tendered options to purchase an aggregate of 291,700 shares at a weighted average exercise price of $29.18, and received in exchange $584,375; Mr. Willett tendered options to purchase an aggregate of 250,000 shares at a weighted average exercise price of $27.13, and received in exchange $270,000; and Mr. Morin tendered options to purchase an aggregate of 128,250 shares at a weighted average exercise price of $28.64, and received in exchange $275,633; and

•	relocation payments of $130,452 made by Cognex in 2009 attributable to Mr. Willett’s relocation to our Natick, Massachusetts headquarters.

(4)	Dr. Shillman served as Chairman of the Board and Chief Executive Officer of Cognex during all of the years shown in the table. In March 2011, he became Executive Chairman.

(5)	Dr. Shillman elected to forgo his base salary of $250,000 in 2010 and 2009 and $350,000 in 2008, and his annual company bonus of $450,000 and $44,100 in 2010 and 2008, respectively. As requested by him, we donated these amounts to a public charity. Although these amounts were donated, they are included in the amount shown in the “Total Compensation” column.

(6)	Mr. Willett joined Cognex on June 16, 2008 as our Executive Vice President and President, MVSD and was promoted to President and Chief Operating Officer of Cognex in January 2010. In March 2011, Mr. Willett became Chief Executive Officer.

(7)	Mr. Morin was promoted from Senior Vice President to Executive Vice President of Cognex in April 2009.

Grants of Plan-Based Awards Table — 2010

The following table sets forth information on non-equity incentive plans and option grants to our named executive officers in fiscal year 2010.

	Estimated Future Payouts Under				All Other		Exercise or
	Non-Equity Incentive Plan Awards(1)				Option Awards:		Base Price of	Grant Date
	Grant				Number of Securities		Option Awards	Fair Value of
Name	Date	Threshold	Target	Maximum	Underlying Options		(per Share)	Option Awards(2)

Robert J. Shillman	—	$0	$150,000	$450,000
Robert J. Willett	—	$0	$165,000	$412,500
	3/15/10				200,000	(3)	$19.25	$1,535,000
	6/11/10				50,000	(4)	$17.76	$345,250
Richard A. Morin	—	$0	$135,000	$270,000
	3/15/10				30,000	(3)	$19.25	$230,250
	6/11/10				30,000	(4)	$17.76	$207,150

(1)	These columns indicate the range of payouts targeted for 2010 performance under Cognex’s annual company bonus program as described under the heading “Compensation Discussion and Analysis.” The actual payout with respect to 2010 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	The methodology and assumptions used to calculate the grant date fair value of the options granted to each named executive officer in 2010 are described in Note 13, “Stock-Based Compensation” beginning on page 70 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(3)	These options have a ten-year term and became exercisable in four equal annual installments commencing on March 15, 2011.

(4)	These options have a ten-year term and become exercisable in four equal annual installments commencing on June 11, 2011.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Compensation to our named executive officers consists primarily of salary, bonus and stock option awards as well as other benefits which are also available to all Cognex employees generally. These benefits include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, tuition reimbursement, and benefits consistent with our “Work Hard, Play Hard and Move Fast” culture such as Perseverance Awards, which reward employee longevity, commitment, and loyalty. Cognex’s executive compensation policies, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described under the heading “Compensation Discussion and Analysis.”

In particular, our named executive officers did not receive merit increases for 2010 due to the uncertain outlook for the global economy at the time the Board of Directors approved our annual budget for fiscal year 2010 and the potential implications for our business. However, the Compensation/Stock Option Committee reinstated Messrs. Willett’s and Morin’s salaries for a 10% reduction taken in 2009 as part of our company’s cost-cutting initiatives because the reduction resulted in their salaries falling well below the 50th percentile for their positions as stated in the Radford report described above in “Compensation Discussion and Analysis.” Also, Mr. Willett received a 10% salary increase in 2010 in connection with his promotion to President and Chief Operating Officer of our company. The 29% reduction made in 2009 to Dr. Shillman’s salary was not reinstated. Dr. Shillman elected to forgo his base compensation of $250,000 for 2010, and, as requested by him, we donated this amount to a public charity. (Percentages may not be able to be recalculated based upon the salaries set forth in the Summary Compensation Table if the salary change took place during the fiscal year.)

Cognex provides each named executive officer with the opportunity to earn a cash bonus pursuant to a performance-based annual company bonus program. The Compensation/Stock Option Committee approves the target bonus for each named executive officer. The named executive officer may earn his bonus based on the achievement of certain financial goals set forth in Cognex’s annual budget related to non-GAAP operating income as a percentage of revenue (we refer to this metric as “operating margin”), and on the achievement of individual performance goals, which are also established annually. For 2010, the target bonus for Dr. Shillman was $150,000, with the opportunity to earn 0-300% of this amount; the target bonus for Mr. Willett was $165,000, with the opportunity to earn 0-250% of this amount; and the target bonus for Mr. Morin was $135,000, with the opportunity to earn 0-200% of this amount.

During 2010, Cognex’s actual operating margin was 27%, which was above the operating margin target. As a result, each employee except for those employees on a sales commission plan was eligible to receive up to 100% of his or her bonus target and all exempt employees, including our named executive officers, were eligible to receive an additional amount depending upon his or her grade level and up to a maximum level approved by the Compensation/Stock Option Committee.

A total of 1,168,885 options were granted to Cognex employees in fiscal year 2010. The annual option grants for fiscal year 2010, which typically would be completed in the first quarter of such year, were completed in the second quarter of 2010 due to a delay in the review process. Messrs. Willett and Morin each participated in the 2010 annual option grant. In addition, Mr. Willett was granted options to purchase 200,000 shares in consideration of his promotion to President and Chief Operating Officer, and Mr. Morin was granted options to purchase 30,000 shares in consideration of his promotion to Executive Vice President.

The annual grants for fiscal year 2009, which typically would have been completed in the first quarter of such year, were completed in 2008 with extended vesting periods in order to utilize options available under our 1998 Stock Incentive Plan, which expired in February 2008. Any employee who received 2009 annual option grants in 2008, including our named executive officers, were not eligible to participate in our annual option grants until fiscal year 2010. In fiscal year 2009, Mr. Willett was granted options to purchase 17,500 shares, and Mr. Morin was granted options to purchase 6,750 shares, in order to compensate them for their 2009 salary reductions as discussed above.

Option Exercises and Stock Vested Table — 2010

The following table sets forth the amounts realized in fiscal year 2010 by the named executive officers as a result of option exercises.

	Option Awards
	Number of	Value
	Shares Acquired	Realized
Name	on Exercise	on Exercise(1)

Robert J. Shillman	62,250	$673,942
Robert J. Willett	0	$0
Richard A. Morin	86,607	$737,374

(1)	The value realized on exercise represents the difference between the exercise price of the stock options and the trading price of our common stock on Nasdaq upon the sale of the stock, multiplied by the number of shares underlying the option exercised.

Table of Outstanding Equity Awards at Fiscal Year-End — 2010

The following table sets forth the number of options to purchase shares of our common stock held by the named executive officers at December 31, 2010.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	(Exercisable)	(Unexercisable)	Price	Date	Footnote

Robert J. Shillman	41,250	0	$21.20	4/2/13	(1)
	24,000	0	$21.74	2/11/12	(2)
	31,875	10,625	$21.66	1/29/17	(3)
	17,500	17,500	$18.70	2/19/18	(4)
	7,875	23,625	$18.70	2/19/18	(5)
Robert J. Willett	17,500	0	$13.45	5/6/19	(6)
	0	50,000	$27.13	6/17/18	(7)
	0	50,000	$27.13	6/17/18	(8)
	0	200,000	$19.25	3/15/20	(9)
	0	50,000	$17.76	6/11/20	(10)
Richard A. Morin	0	7,875	$21.66	1/29/17	(3)
	0	11,250	$18.70	2/19/18	(4)
	0	3,220	$18.87	8/5/18	(4)
	0	15,188	$18.70	2/19/18	(5)
	0	4,350	$18.87	8/5/18	(5)
	0	30,000	$19.25	3/15/20	(9)
	0	30,000	$17.76	6/11/20	(10)

(1)	This option became exercisable in four equal annual installments commencing on January 1, 2004.

(2)	This option became exercisable in four annual installments as follows: 40% on January 1, 2003, and 20% on each January 1st for the subsequent three years.

(3)	This option became exercisable in four equal annual installments commencing on January 29, 2008.

(4)	This option became exercisable in four equal annual installments commencing on February 19, 2009.

(5)	This option became exercisable in four equal annual installments commencing on February 19, 2010.

(6)	This option became exercisable in one installment on June 15, 2009.

(7)	This option becomes exercisable in one installment on June 17, 2013.

(8)	This option becomes exercisable in one installment on June 17, 2014.

(9)	This option became exercisable in four equal annual installments commencing on March 15, 2011.

(10)	This option becomes exercisable in four equal annual installments commencing on June 11, 2011.

Employment Agreement with Robert J. Willett

We entered into an employment agreement with Mr. Willett in June 2008 when he joined our company as Executive Vice President and President, MVSD which entitles him to receive all of Cognex’s standard employee benefits. In addition, under the employment agreement, certain options to purchase shares of our common stock that he was granted in connection with his appointment as an executive officer when he joined our company, and which were outstanding at December 31, 2010, are subject to accelerated vesting under certain circumstances following a change of control of Cognex as described in more detail below under the heading “Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control

The stock options of our Directors (including Dr. Shillman) and Messrs. Willett and Morin are subject to certain acceleration of vesting upon a “change of control.” The stock options of our Directors (including Dr. Shillman) and Mr. Morin, as well as the stock options granted to Mr. Willett in 2010, are subject to immediate vesting upon a “change of control” of Cognex, which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction.

The employment agreement between Cognex and Mr. Willett also provides for the unvested options held by Mr. Willett that were granted upon his hire in June 2008 to become fully vested if the following conditions are met:

•	for the grant of 50,000 options, which become exercisable on June 17, 2013: (1) there is a “change of control” of Cognex during Mr. Willett’s fifth year of employment; and (2) Mr. Willett is not given the opportunity to remain in his role following the change of control; and

•	for the grant of 50,000 options, which become exercisable on June 17, 2014: (1) there is a “change of control” of Cognex during Mr. Willett’s sixth year of employment; and (2) Mr. Willett is not given the opportunity to remain in his role following the change of control.

For purposes of Mr. Willett’s agreement, a “change of control” means that control of Cognex has been moved from a board of directors selected by public shareholders to individuals who are appointed by a new owner of Cognex, other than a change in the Board pursuant to a purchase of Cognex by a financial buyer.

The following table indicates the amount of unvested shares held by each individual that would have become fully exercisable assuming that with respect to Dr. Shillman and Mr. Morin and Mr. Willett’s 2010 option grants, a change of control of Cognex occurred at December 31, 2010, and with respect to Mr. Willett’s 2008 option grants, the termination of his employment occurred in the circumstances described above at December 31, 2010 following a change of control. These amounts are estimates only and do not necessarily reflect the actual number of shares that would accelerate or their value, which would only be known at the time that the individual becomes entitled to the accelerated vesting of his options.

	Number of	Value of
	Option Shares	Option Shares
	That Would Have	That Would Have
Name	Accelerated Vesting	Accelerated Vesting(1)

Robert J. Shillman	51,750	$523,310
Robert J. Willett	350,000	$2,846,000
Richard A. Morin	101,883	$1,079,289

(1)	Amounts shown in this column are based on the positive difference between the closing price of our common stock on Nasdaq on December 31, 2010, or $29.42, and the exercise prices for such options.

PROPOSAL 2: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

As required by Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation paid to Cognex’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Total compensation for our named executive officers consists primarily of salary, bonus and stock option awards as well as other benefits which are also available to all Cognex employees generally. Salary and bonuses are viewed as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option awards are viewed as a reward for increasing shareholder value and improving corporate performance over the long-term. We also believe that stock option awards promote the retention of talented employees. Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Cognex’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

The compensation philosophy and programs for our named executive officers are described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS “SAY-ON-PAY” PROPOSAL.

The resolution that is the subject of this proposal is advisory in nature and, therefore, is not binding on Cognex, the Compensation/Stock Option Committee or our Board of Directors. However, the Compensation/Stock Option Committee intends to take the results of the vote on this proposal into account when considering future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: FREQUENCY OF “SAY-ON-PAY”

Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on executive compensation, such as Proposal 2 of this proxy statement, should be held every one, two or three years.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years, or a triennial vote, is the most appropriate alternative for Cognex and, therefore, our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation.

Our Board believes that a triennial vote complements our goal to create a compensation program that enhances long-term shareholder value. A frequency of three years encourages long-term pay practices and discourages short-term thinking. Moreover, a short review cycle will not allow for a meaningful evaluation of our performance against our compensation practices, as any adjustment in pay practices would take time to implement and to be reflected in our financial performance and in the price of our common stock. Lastly, a triennial vote would allow us adequate time to compile meaningful input from shareholders on our pay practices and respond appropriately, which may be difficult to do on an annual or biennial basis.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” A “TRIENNIAL” VOTE ON EXECUTIVE COMPENSATION.

On this proposal, shareholders may vote for one of the following alternatives: every year, every two years, every three years, or abstain. By selecting one of these alternatives, shareholders are voting to approve the alternative voted for (or abstain from this vote), and are not voting to approve or disapprove of the Board’s recommendation.

The vote on this proposal is advisory in nature and, therefore, is not binding on Cognex, the Compensation/Stock Option Committee or our Board of Directors. However, the Board of Directors and the Compensation/Stock Option Committee intend to take the results of the vote on this proposal into account when determining how frequently to submit advisory votes on executive compensation to our shareholders in the future.

PROPOSAL 4: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP (Grant Thornton) as Cognex’s independent registered public accounting firm to examine the consolidated financial statements of Cognex and its subsidiaries for the fiscal year ended December 31, 2011. Grant Thornton served as Cognex’s independent registered public accounting firm for fiscal years 2010 and 2009. Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its shareholders. If our shareholders do not ratify the selection of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of Grant Thornton is expected to be present at our Special Meeting in lieu of the 2011 Annual Meeting of Shareholders, and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees charged or expected to be charged by Grant Thornton and its affiliates for services rendered during 2010 and 2009 are as follows:

Type of Fees	2010	2009

Audit Fees	$906,758	$924,654
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

Audit Fees.  These are fees for services rendered in connection with the audit of the annual financial statements included in our Annual Report on Form 10-K; the review of the financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or our company’s internal control over financial reporting.

Tax Fees.  These are fees for tax compliance, planning and preparation, and tax consulting and advice.

All Other Fees.  These are fees for any service not included in the first three categories.

Pre-approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services and non-audit services provided by Cognex’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for Cognex if:

•	the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of revenues paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services were provided;

•	those services were not recognized at the time of the engagement to be non-audit services; and

•	those services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

There were no non-audit services provided to Cognex by our independent registered public accounting firm for fiscal years 2010 and 2009 that required review by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Cognex’s audited financial statements for the fiscal year ended December 31, 2010. The Audit Committee acts pursuant to a written charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the applicable listing standards of Nasdaq and rules of the SEC.

The Audit Committee has reviewed and discussed Cognex’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton, Cognex’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T, which provides that certain matters related to the conduct of the audit of Cognex’s financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton the independent registered public accounting firm’s independence from Cognex.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Cognex’s audited financial statements be included in Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The foregoing report has been approved by all members of the Audit Committee.

AUDIT COMMITTEE

Theodor Krantz, Chairman
Jeffrey B. Miller
Reuben Wasserman

COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Directors who served on the Compensation/Stock Option Committee at any time during 2010 were Messrs. Fishman, Krantz, Sun and Wasserman. No member has served as an officer or employee of Cognex or any of its subsidiaries, nor had any business relationship or affiliation with Cognex or any of its subsidiaries during 2010 other than his service as a Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with its charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions. Under our Code of Business Conduct and Ethics, any transaction or relationship engaged in by our employees, including our named executive officers and Directors, that reasonably could be expected to give rise to a conflict of interest should be reported promptly to our Compliance Officer, who may notify our Board of Directors or a committee thereof as he deems appropriate. Actual or potential conflicts of interest involving a Director or named executive officer are required to be disclosed directly to the Chairman of our Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and Directors and persons owning more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than 10% holders of our common stock are required by SEC regulations to furnish us with copies of all forms they file with the SEC under Section 16(a).

Based solely on copies of such forms furnished to us as provided above, we believe that during fiscal year 2010, all Section 16(a) filing requirements applicable to our officers, Directors and owners of greater than 10% of our common stock were complied with.

ADDITIONAL INFORMATION

Deadlines for Submission of Shareholder Proposals

Under regulations adopted by the SEC, any proposal submitted for inclusion in our proxy statement relating to our 2012 Annual Meeting of Shareholders must be received at our principal executive offices in Natick, Massachusetts on or before November 19, 2011. Our receipt of any such proposal from a qualified shareholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusion.

In addition to the SEC’s requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals regarding the election of Directors, are to be considered at the 2012 Annual Meeting of Shareholders, notice of them whether or not they are included in our proxy statement and form of proxy, must be given by personal delivery or by U.S. mail, postage prepaid, to the Secretary of Cognex Corporation on or before February 10, 2012. The notice must set forth:

•	information concerning the shareholder, including his or her name and address;

•	a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the matter specified in the notice; and

•	such other information as would be required to be included in a proxy statement soliciting proxies for the presentation of such matter to the meeting.

Shareholder proposals with respect to the election of Directors must also contain other information set forth in our by-laws. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals subject to the SEC’s rules governing the exercise of this authority. We suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

Other Matters

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Expenses and Solicitation

The cost of this solicitation will be borne by Cognex. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of Cognex (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telegraph and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals at our expense.

Form 10-K Report

We will provide shareholders with a copy of our annual report on Form 10-K, including the financial statements and schedules to such report, required to be filed with the SEC for our most recent fiscal year, without charge, upon receipt of a written request from such person. Such request should be sent to Department of Investor Relations, Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

By Order of the Board of Directors

Anthony J. Medaglia, Jr., Secretary

Natick, Massachusetts
March 18, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on Wednesday, April 27, 2011.

Vote by Internet
•	Log on to the Internet and go to
www.envisionreports.com/CGNX
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 4, and
FOR 3 Years in Propasal 3.
+
A Election of Directors

1. Nominees:	Nominated for a term ending in 2014:	Nominated for a term ending in 2013:
	01 - Robert J. Shillman	04 - Robert J. Willett
02 - Jerald G. Fishman
03 - Theodor Krantz

☐	Mark here to vote FOR all nominees	☐ Mark here to WITHHOLD vote from all nominees

		01	02	03	04
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain

2.	To vote on a non-binding proposal regarding the compensation of Cognex’s named executive officers as described in the proxy statement including the Compensation Discussion and Analysis, compensation tables and narrative discussion (“say-on-pay”).	☐	☐	☐	3.	To vote on a non-binding proposal regarding the frequency of “say-on-pay” proposals.	☐	☐	☐	☐

		For	Against	Abstain

4.	To ratify the selection of Grant Thorton LLP as Congnex’s independent registered public accounting firm for fiscal year 2011.	☐	☐	☐	5.	The consideration of any other business that may properly come before the meeting or any adjournment or postponemnet thereof.
 B   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

+
01AUDB

Special Meeting in Lieu of the 2011 Annual Meeting of Shareholders Admission Ticket
Special Meeting in Lieu of the 2011 Annual Meeting of
Cognex Corporation Shareholders
Wednesday, April 27, 2011 at 9:00 a.m. Local Time
Cognex Corporation
One Vision Drive
Natick, Massachusetts
Upon arrival, please present this admission ticket
and photo identification at the registration desk.

DIRECTIONS TO COGNEX CORPORATION	From Route 90 (Mass Turnpike), points west or east of Route 9:
• Take Exit 12 (Route 9 East) toward Framingham
One Vision Drive	• Follow “From Route 9 East”
Natick, MA 01760
From Route 9 West:
Please note: Guest parking is available in the front parking lot.	• Follow Route 9 West
From Boston and Logan Airport:
•     Look for an Audi dealership on your right as you head up a hill. Immediately after the bowling alley that is at the crest of that hill, take a right onto Vision Drive. Cognex is on the left of Vision Drive

• Merge onto Route 90 West (Mass Turnpike) toward Worcester
• From Route 90 West, take Exit 15 (I-95/Route 128) toward Waltham/Dedham
• From I-95 S/Route 128 S, take Exit 20B (Route 9 West) toward Framingham/Worcester
• Follow “From Route 9 West”	From Route 9 East:
• Follow Route 9 East
From Route 128 (I 95), points north or south of Route 9:	• Take the exit ramp for Route 27 North / North Main Street
• Take Exit 20B (Route 9 West) toward Framingham/Worcester	• Take right onto Rutledge Road
• Follow “From Route 9 West”	• Take right onto Wentworth Road
• Take right onto Terrane Avenue
From Route 495, points north or south of Route 90:	• Take right onto Wethersfield Road
• Take Exit 22 Route 90 East (Mass Turnpike) toward Framingham/Boston	• Take right onto Route 9 West
• Vision Drive is 0.1 mile on the right. Immediately after the bowling aley, take a right onto Vision Drive. Cognex is on the left of Vision Drive.
• From Route 90 East (Mass Turnpike), take Exit 12 (Route 9 East) toward Framingham
• Follow “From Route 9 East”
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Cognex Corporation

Notice of Special Meeting in Lieu of the 2011 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Special Meeting — April 27, 2011
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting in Lieu of the 2011 Annual Meeting of Shareholders to be held on April 27, 2011: The proxy statement and annual report to shareholders are available at: www.envisionreports.com/CGNX.
The undersigned hereby appoints Robert J. Shillman and Anthony J. Medaglia, Jr., and each of them, with full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting in Lieu of the 2011 Annual Meeting of Shareholders of Cognex Corporation to be held on April 27, 2011 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors, FOR Proposals 2 and 4, and FOR 3 Years in Proposal 3.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)
 C    Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

		Mark the box to the right if you plan to attend the Annual Meeting.	☐

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.	+